EXHIBIT 23.0

The Board of Directors

IF Bancorp, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-176222) on Form S-8 of IF Bancorp, Inc. of our report dated September 28, 2011 with respect to the consolidated balance sheets of Iroquois Federal Savings and Loan Association and subsidiary as of June 30, 2011 and 2010 and the related consolidated statements of income, changes in equity and cash flows for the two year period ended June 30, 2011 appearing in this annual report on Form 10-K.

/sig/ BKD, LLP

Decatur, Illinois

September 28, 2011